News Release

Investor Contact: Mike Mullin, Director Investor Relations (972) 443-6636
Media Contact: Steve Boone, Director Global Communications and Public Affairs, (972) 443-6644

FOR IMMEDIATE RELEASE

Flowserve Announces New Capital Structure Strategy, Increases Share Repurchase Authorization to $1 Billion

DALLAS, May 31, 2012 – Flowserve Corporation (NYSE:FLS), a leading provider of flow control products and services for the global infrastructure markets, announced that its board of directors today has endorsed an updated capital structure strategy designed to make the company’s financial structure more efficient. This capital structure strategy will include returning additional capital more quickly to shareholders through a new $1 billion stock repurchase program approved by the board. Highlights of the strategy include:

•	Long-term target gross leverage ratio of 1.0x-2.0x total debt to EBITDA through the business cycle, versus current gross leverage ratio of 0.7x

•	An expanded stock repurchase program of $1 billion, including approximately $233 million remaining under the company’s most recent share repurchase authorization

Mark Blinn, president and chief executive officer, said, “Over the last three years, we have demonstrated our ability to generate substantial free cash flow during a historically difficult period of our business cycle. With our global energy infrastructure markets showing signs of increased demand and vitality, and as we continue to see significant benefits from implementing our One Flowserve strategy, we are now in a position to further refine our capital structure strategy.”

Mike Taff, senior vice president and chief financial officer, said, “This new capital structure strategy involves prudently increasing our leverage to drive cash utilization efficiency and return increased capital to shareholders, while still maintaining a strong balance sheet to fund future growth. We believe this new capital structure strategy will provide us ample flexibility to allocate cash in ways that drive attractive returns for our shareholders, which include stock repurchases, dividends, disciplined capital investments and value-creating, bolt-on acquisitions that represent a compelling strategic fit.”

Taff added, “We believe this $1 billion repurchase program will be a very attractive investment for the company that will create increased shareholder value.”
Execution of this share repurchase program is planned to begin immediately. The amount and timing of the planned repurchases will be determined by the company based on its evaluation of the company’s financial condition, business opportunities and market conditions at the time. The repurchases may be effected through various methods, including open market repurchases (including those effected through Rule 10b5-1 plans to allow longer periods of repurchase opportunity).
The company said the new share repurchase program includes amounts incremental to its previously announced policy of annually returning 40% to 50% of running two-year average net earnings to shareholders, which the company intends to maintain after attaining the announced target leverage ratio.
About Flowserve

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.

SAFE HARBOR STATEMENT: This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as, “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “forecasts,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition.

The forward-looking statements included in this news release are based on our current expectations, projections, estimates and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the following: a portion of our bookings may not lead to completed sales, and our ability to convert bookings into revenues at acceptable profit margins; changes in the global financial markets and the availability of capital and the potential for unexpected cancellations or delays of customer orders in our reported backlog; our dependence on our customers’ ability to make required capital investment and maintenance expenditures; risks associated with cost overruns on fixed-fee projects and in taking customer orders for large complex custom engineered products; the substantial dependence of our sales on the success of the oil and gas, chemical, power generation and water management industries; the adverse impact of volatile raw materials prices on our products and operating margins; our ability to execute and realize the expected financial benefits from our strategic realignment initiatives; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, particularly Middle Eastern markets and global oil and gas producers, and non-compliance with U.S. export/re-export control, foreign corrupt practice laws, economic sanctions and import laws and regulations; our exposure to fluctuations in foreign currency exchange rates, including in hyperinflationary countries such as Venezuela; our furnishing of products and services to nuclear power plant facilities; potential adverse consequences resulting from litigation to which we are a party, such as litigation involving asbestos-containing material claims; a foreign government investigation regarding our participation in the United Nations Oil-for-Food Program; expectations regarding acquisitions and the integration of acquired businesses; our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits; the potential adverse impact of an impairment in the carrying value of goodwill or other intangible assets; our dependence upon third-party suppliers whose failure to perform timely could adversely affect our business operations; the highly competitive nature of the markets in which we operate; environmental compliance costs and liabilities; potential work stoppages and other labor matters; our inability to protect our intellectual property in the U.S., as well as in foreign countries; obligations under our defined benefit pension plans; and other factors described from time to time in our filings with the Securities and Exchange Commission.

All forward-looking statements included in this news release are based on information available to us on the date hereof, and we assume no obligation to update any forward-looking statement.

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